Exhibit 99.3

Contact:
Jennifer Flachman
AMERCO Investor Relations
flachman@amerco.com
(602) 263-6601

FOR IMMEDIATE RELEASE

AMERCO Receives Commitments for $200 Million in Term Loans

Reno, NV, July 16, 2006: AMERCO (Nasdaq: UHAL) announced today that U-Haul has received loan commitments from BTMU Capital Corporation (BTMU) and Bayerische Hypo-und Vereinsbank (HVB) to finance additions to the Company’s rental truck fleet.

BTMU has committed to a $150 million term-loan facility that will be secured by new rental trucks. HVB has committed to a $50 million term-loan facility that will also be secured by new rental trucks. The Company expects to draw on the facilities during fiscal 2007.

AMERCO is the parent company of U-Haul International, Inc., North America’s largest do-it-yourself moving and storage operator, AMERCO Real Estate Company, Republic Western Insurance Company and Oxford Life Insurance Company. With a network of over 15,400 locations in all 50 United States and 10 Canadian provinces, The company has the largest consumer truck-rental fleet in the world, with over 93,000 trucks, 80,675 trailers and 33,500 towing devices.

U-Haul has also been a leader in the storage industry since 1974, with more than 377,000 rooms, approximately 33 million square feet of storage space at nearly 1,050 owned and managed facilities throughout North America.